Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEAM HEALTH HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Team Health Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is located at 200 Bellevue Parkway, Suite 210, Wilmington, New Castle County, Delaware 19809. The name of its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one million (1,000,000) shares, all of which shall be shares of Common Stock, with a par value of one-tenth of one cent ($0.001) per share.

ARTICLE FIVE

The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.

ARTICLE SIX

The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal by-laws, except as may otherwise be provided in the by-laws.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE NINE

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b) The Corporation shall, to the fullest extent permitted by applicable law, indemnify and advance expenses to each director of the Corporation and each person who, while a director of the Corporation, is serving at the request of the Corporation as a director, officer, employee or agent of any other enterprise. The Corporation may indemnify and advance expenses to each officer, employee and agent of the Corporation, and any other Person whom the Corporation is authorized to indemnify under the provisions of the DGCL.

(c) Any repeal or modification of this Article Nine by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director, with respect to any acts or omissions of such director, occurring prior to, such amendment, repeal or modification.

(d) All references in this Article Nine to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Amended and Restated Certificate of Incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

ARTICLE TEN

(a) In recognition and anticipation of the facts that (i) the directors, managers, officers, members, partners, managing members, employees and/or agents of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors and/or officers of the Corporation (which, for purposes of this Article Ten, shall, unless the context otherwise requires, include any subsidiaries of the Corporation), and (ii) the Investor Group engages and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Investor Group and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) To the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Investor Group or the Investor Group Related Persons, on the one hand, and the Corporation, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c) Except as provided elsewhere in this Article Ten, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a director and/or officer of the Corporation who is also an Investor Group Related Person acquires knowledge.

(d) To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article Ten to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by law, the provisions of this Article Ten apply equally to activities conducted in the future and that have been conducted in the past.

(e) As used in this Article Ten, the following definitions shall apply:

“Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Investor Group” shall mean Blackstone Capital Partners VII L.P. and its respective Affiliates, and the respective successors and assigns of the foregoing.

ARTICLE ELEVEN

Any action required or permitted to be taken by the Board of Directors of the Corporation may be taken without a meeting if the members of the Board of Directors that would constitute a quorum pursuant to the By-laws consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE TWELVE

Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.

ARTICLE THIRTEEN

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.